Exhibit 10.1
February 6, 2020

Dear Peter:

I am very pleased to extend an offer to join Morphic Holding, Inc. (the “Company”) on the following terms and conditions:
1.    Position. You will become the Chief Medical Officer, reporting to Praveen Tipirneni, President and Chief Executive Officer of the Company.

2.    Start Date. Your start date is expected to occur on March 16, 2020. Your actual start date is referred to herein as your “Start Date.”

3.    Compensation.

a.    Base Wage. In this position, the Company will pay you an annual base salary of $435,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable withholding. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

b.    Discretionary Bonus. You will be eligible to receive a discretionary annual bonus of up to 40% of your base salary, subject to and in accordance with the terms of the Company’s bonus program, pro-rated by your Start Date if you are hired during the calendar year to which the bonus relates. Please note that bonus programs, payouts and criterion are subject to change or adjustment as the business needs at the Company may require.

c.    Sign-On Bonus. You will be eligible to receive a sign-on bonus of $225,000 (the “Sign-On Bonus”), payable within thirty (30) days of your Start Date. If you voluntarily resign from the Company without Good Reason prior to the one-year anniversary of your Start Date, you must repay the entire Sign-On Bonus within thirty (30) business days of your departure date.

d.    Equity Awards. Subject to the approval of the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors, you will be granted the following equity awards, which will be granted under the Company’s 2019 Equity Incentive Plan (the “Plan”) and the Company’s applicable standard form of award agreement under the Plan:

(i)    a number of restricted stock units to acquire Company common stock (“RSUs”) with an aggregate grant-date value equal to $225,000, as determined by the Company’s Board of Directors based on the per-share value of Company common stock on the date of the approval of such RSUs. The RSUs described in this Section 3(d)(i) will vest as follows, subject to your continued employment on each applicable vesting date: 50% will vest on the twelve (12)-month anniversary of your Start Date and the remaining 50% will vest on the eighteen (18)-month anniversary of your Start Date.

(ii)    45,460 RSUs, vesting as follows: 25% will vest on each of the first four (4) anniversaries of the Start Date, subject to your continued employment on each applicable vesting date.

(iii)    An option to acquire 181,840 shares of Company common stock (the “Option”). The Option will vest as follows, subject to your continued employment on each applicable vesting date: 25% of the Option will vest on the twelve (12)-month anniversary of the Start Date, with the remaining 75% vesting in equal, monthly installments on each of the thirty-six (36)-monthly anniversaries following the twelve (12)-month anniversary of the Start Date.

4.    Relocation. The Company recognizes that you may choose to relocate your family as part of accepting this position. To support your family’s relocation to Massachusetts, we will provide the following relocation benefits, subject to an aggregate maximum of $50,000 contingent on your family relocating to Massachusetts by December 31, 2020:

Exhibit 10.1

a.     Reimbursement for reasonable household and family moving expenses (the “Moving Expenses”). The Moving Expenses will be reimbursed based upon submission of actual receipts and subject to any applicable tax withholding and reimbursement policies of the Company, as may be in effect from time to time.

b.    Temporary living expenses for your family from the date of your family’s relocation to temporary housing until the six (6)-month anniversary of such relocation (“Temporary Living Expenses”). Temporary Living Expenses include reasonable and actual lodging and rental car expenses for your family only. Temporary Living Expenses will be reimbursed based upon submission of actual receipts and subject to any applicable tax withholding and reimbursement policies of the Company, as may be in effect from time to time.

5.    Employee Benefits. You will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan, including the Company’s 401(k) plan and 3% matching 401(k) contribution and the Company’s employee stock purchase plan, in accordance with the terms of such plans as in effect from time to time. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time, and which currently provides for 3 weeks of vacation benefits.

6.    Termination Benefits. If you are subject to a Qualifying Termination or a CIC Qualifying Termination, you will be eligible to receive certain payments and benefits as set forth in the Change in Control and Severance Agreement between you and the Company dated on or about the date hereof (the “CIC and Severance Agreement”). “Qualifying Termination” and “CIC Qualifying Termination” shall have the meanings ascribed to them in the CIC and Severance Agreement.

7.    Confidentiality Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company’s Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement attached hereto as Exhibit A.

8.    No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

9.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.    Authorization to Work. This offer is contingent on your presentation of satisfactory documentary evidence of your identity and authorization to work in the United States.

11.    General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

Exhibit 10.1
12.    At-Will Employment. Your employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

13.    Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

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Exhibit 10.1
This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter will be governed by the laws of the State of Massachusetts, without regard to its conflict of laws provisions.

Very truly yours,

MORPHIC HOLDING, INC

/s/ Praveen Tipirneni
By: Praveen Tipirneni, M.D.
Title: Chief Executive Officer

ACCEPTED AND AGREED:

Peter Linde
/s/ Peter Linde
Signature

February 10, 2020
Date

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